------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Mitcham      John          J          |    Tricord Systems, Inc. TRCD                   |       x   Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       x   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     March 2000          |     -----
   3014 Hargett Lane                     |   (Voluntary)         |                         |   Chairman/CO-CEO
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    | x (Check applicable line)
                                         |                       |     (Month/Year)        | -- Form Filed by One Reporting Person
   Safety Harbor    FL         34695     |                       |                         |
-----------------------------------------|-------------------------------------------------| -- Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |    Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 Common Stock                         |  3/30/00     |  M    |       |100,000 |  A   | $.50     | 1,131,440   |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |    $.50     |  3/30/00 |   M   |    |        | 100,000 |3/20/00|10/30/03| Common | 100,000   |
(right to buy)          |             |          |       |    |        |         |       |        | Stock  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
      --          |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                           /s/ John J. Mitcham                       4/3/00
                                                                         ---------------------------------------   -----------
                                                                           ** Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations. SEE 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this From, one of which must be manually signed.
      If space is insufficient, SEE Instruction G for procedure.

Potential persons who are to respond to the collection of information contained in this from are not required to respond unless the form displays a currently valid OMB number.

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                                                                                                              SEC 1474 (7-97)